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                                                                    EXHIBIT 99.2

     Asset Acquisition Policy

  The Company will only acquire those Mortgage Assets that are consistent with the Company's balance sheet guidelines and risk management objectives. Since the intention of the Company is generally to hold its Mortgage Assets as long term investments, the Company will generally not seek to acquire Mortgage Assets with investment returns that are attractive only in a limited range of scenarios. The Company believes that future interest rates and mortgage prepayment rates are very difficult to predict. Therefore, the Company will seek to acquire Mortgage Assets that it believes will provide competitive returns over a broad range of interest rate and prepayment scenarios.

  The Company will acquire Mortgage Assets that it believes will maximize returns on capital invested, after considering (i) the amount and nature of the anticipated cash flow from the Mortgage Assets, (ii) the Company's ability to pledge Mortgage Assets to secure collateralized borrowings, (iii) the increase in the Company's capital requirement determined by the Company's Capital and Leverage Policy resulting from the purchase and financing of Mortgage Assets,
(iv) the costs of financing, hedging, managing, securitizing and reserving for Mortgage Assets, and (v) the Company's credit risk management policy. Prior to acquisition of a Mortgage Asset, potential returns on capital employed are assessed over the life of the Mortgage Asset and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios.

  The Company will also give consideration to balance sheet management and risk diversification issues. A specific Mortgage Asset that is being evaluated for potential acquisition is deemed more or less valuable to the Company to the extent it serves to increase or decrease certain interest rate or prepayment risks that may exist in the balance sheet, to diversify or concentrate credit risk, and to meet the cash flow and liquidity objectives the Company may establish for the balance sheet from time to time. The Company will evaluate the addition of a potential Mortgage Asset and its associated borrowings and hedges to the balance sheet and the impact that the potential Mortgage Asset would have on the risk in, and returns generated by, the Company's balance sheet as a whole over a variety of scenarios.

  The Company may also purchase the stock of other mortgage REITs or similar companies when it believes that such purchase will yield relatively attractive returns on capital employed. When the stock market valuations of such companies are low in relation to the market value of their assets, such stock purchases can be a way for the Company to acquire an interest in a pool of Mortgage Assets at an attractive price. The Company does not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers.

  The Company intends to acquire new Mortgage Assets, and will also seek to expand its capital base in order to further increase the Company's ability to acquire additional Mortgage Assets, when the potential returns from additional Mortgage Assets appear attractive relative to the return expectations of stockholders (as expressed principally by the effective dividend yield of the Common Stock). The Company may in the future acquire Mortgage Assets by offering its debt or equity securities in order to acquire such Mortgage Assets.

  The Company generally intends to hold Mortgage Assets as long term investments. In addition, the REIT Provisions of the Code limit in certain respects the ability of the Company to sell Mortgage Assets. The Company may decide to sell Mortgage Assets from time to time, however, for a number of reasons including, without limitation, to dispose of a Mortgage Asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another to improve yield or to maintain compliance with the 55% requirement under the Investment Company Act, and generally to restructure the balance sheet when the Company deems such action advisable. The Company will select any Mortgage Assets to be sold according to the particular purpose such sale will serve. The Company has complete discretionary authority to determine the timing of sales or the selection of Mortgage Assets to be sold.

  As a requirement for maintaining REIT status, the Company must distribute to stockholders annually aggregate dividends equaling at least 95% of its Taxable income. The Company will make additional distributions of capital when the return expectations of the stockholders (as expressed principally by the effective dividend yield of its Common Stock) appear to exceed returns potentially available to the Company through making new investments in Mortgage Assets. Subject to the limitations of applicable securities and state laws, the Company can distribute capital by making purchases of its own Common Stock, through paying down or repurchasing any outstanding uncollateralized debt obligations, or through increasing the Company's dividend to include a return of capital.